Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:
Company:	Investor Relations:
Edward J. Gaio	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer	Phone: (716) 843-3908
Phone: (607) 378-4207	Email: dpawlowski@keiadvisors.com

Hardinge Inc. Net Income Increased 17% to $3.6 Million
in the Second Quarter 2012 on Comparable Prior-Year Sales

•                  2012 year-to-date net income improved 35% to $6.1 million on similar year over year sales

ELMIRA, N.Y., August 9, 2012 — Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions, reported financial results for its second quarter 2012.

Net sales (“sales”) were $86.3 million in the second quarter of 2012, down $0.3 million, or 0.4%, from sales of $86.7 million in the prior year’s second quarter.  Compared with the prior-year quarter, foreign currency translation negatively impacted second quarter 2012 sales by approximately $2.1 million.  When compared with the trailing first quarter of 2012, sales were up $11.7 million, or 16%, during the second quarter 2012.

Net income for the second quarter increased to $3.6 million, up $0.5 million when compared with the prior year’s second quarter.  Compared with the trailing first quarter of 2012, net income grew $1.2 million, or 49%.  On a per diluted share basis, earnings were $0.31 in the second quarter of 2012 compared with $0.27 in the same period in the prior year and $0.21 in the trailing first quarter of 2012.

Richard L. Simons, Chairman, President and Chief Executive Officer, commented, “Sales to Europe and North America remained stable in the quarter despite economic concerns.  Sales to Asia remain challenged by tough comparatives with last year’s surge and a general slowing of growth in that region.  Importantly, a favorable product mix resulted in measurable net income growth during the quarter.”

-MORE-

Sales Distribution More Balanced Among Geographic Regions

Sales by Region

	Quarter Ended
Sales to	June 30,		June 30,		March 31,
Customers in	2012	% of Total	2011	% Change	2012	% Change
North America	$20,735	24%	$18,529	12%	$18,621	11%
Europe	34,028	39%	25,267	35%	24,657	38%
Asia	31,557	37%	42,860	(26)%	31,372	1%
Total	$86,320	100%	$86,656	0%	$74,650	16%

North America sales, which represented 24% of total sales in the second quarter of 2012, increased by 12% compared with the second quarter of 2011.  Sequentially, North America sales during the second quarter 2012 increased 11% when compared with the trailing first quarter of 2012.  In Europe, second quarter sales grew 35% year-over-year and 38% compared with the trailing first quarter of 2012.

Solid sales to North America, both versus the prior year and the trailing quarter, reflect the strengthening of U.S. industrial production, while sales in Europe were focused primarily in Germany and the U.K. and were driven by demand for the Company’s specialty, high precision cylindrical grinding equipment.

Sales to Asia declined by 26% in the second quarter compared with the prior-year period.  Last year’s second quarter included an additional $4.3 million in lower margin sales to a China-based supplier to the consumer electronics industry.  Excluding this, sales to Asia declined 19% due to the slowing economic environment.  Sales to Asia in the second quarter 2012 were essentially flat when compared with the trailing first quarter of 2012.

Fluctuations in Hardinge’s sales in total and among geographic locations and industries can vary from quarter-to-quarter based on the timing and magnitude of orders and projects.  Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends.  Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Operating Performance

Gross profit was $24.0 million, or 27.8% of sales, in the 2012 second quarter compared with $23.3 million, or 26.9% of sales, in the same period of the prior year, and gross profit of $21.2 million, or 28.4% of sales, in the trailing first quarter of 2012.  Changes in gross margin when compared with the prior-year period were related to product mix.

Selling, general and administrative (“SG&A”) expenses in the 2012 second quarter were relatively unchanged at $19.1 million, or 22.1% of sales, in the 2012 second quarter compared with $19.0 million, or 21.9% of sales, in the prior year’s second quarter.  Compared with the trailing first quarter of 2012, SG&A as a percent of sales decreased by 150 basis points as a result of leveraging higher sales levels.

Income from operations in the second quarter of 2012 was $4.8 million, up 11%, from $4.4 million over the prior year’s second quarter.  As a percentage of sales, income from operations was 5.6%, a

60 basis point improvement over the same period of the prior year.  Operating margin improved 110 basis points over the trailing first quarter as a result of leverage on higher volume.

Earnings before interest, taxes, depreciation and amortization (EBITDA) grew 6.3% to $6.8 million, or 7.8% of sales, in the 2012 second quarter compared with $6.4 million, or 7.3% of sales, in the same period of the prior year and $5.1 million, or 6.9% of sales, in the trailing first quarter of 2012.  The Company believes that, when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of the Company’s operating performance.  (See the attached table for a Reconciliation of Net Income to EBITDA and other important information regarding Hardinge’s use and presentation of EBITDA).

First Half 2012 Review

For the six-month period ended June 30, 2012, net sales were $161.0 million, relatively unchanged from the prior-year period as improved demand in North America and Europe offset the decline in sales in Asia.  Foreign currency translation negatively impacted sales in the first half of 2012 by approximately $1.3 million when compared with the prior-year period.  Gross profit for the 2012 first half improved $2.9 million to $45.2 million.  As a percentage of sales, gross profit margin expanded 160 basis points primarily as a result of product mix.  Selling, general and administrative expense for the first six months was up $1.0 million, or 3%, to $36.7 million when compared with the same period a year ago.

Income from operations was $8.2 million in the first half of 2012, up 24% over the prior-year period.  Operating margin expanded 100 basis points to 5.1% for the first half of 2012.  Net income was up 35% to $6.1 million for the first six months of 2012 compared with $4.5 million for the first half of 2011.  Earnings per diluted share grew 33% to $0.52 in the first half of 2012 from $0.39 for the same period last year.

Strong Balance Sheet

Cash provided by operations in the second quarter was $3.9 million, compared with cash used by operations of $3.5 million during the same period of the prior year.  The improvement in operating cash flow was primarily driven by a reduction in working capital requirements.

Cash and cash equivalents at June 30, 2012 were $16.1 million compared with $21.7 million at December 31, 2011.  Capital expenditures in the second quarter of 2012 were $3.2 million.  Capital expenditures in fiscal 2012 are expected to be approximately $8 million to $9 million of which approximately $4 million to $5 million is for general maintenance purposes and the remainder is related to expansion capital requirements.  The Company has nearly completed the new facilities in Switzerland and China which will provide increased capacity and improved operational efficiencies.

Net Orders by Region

	Quarter Ended
Orders from	June 30,		June 30,		March 31,
Customers in	2012	% of Total	2011	% Change	2012	% Change
North America	$19,960	25%	$29,403	(32)%	$20,699	(4)%
Europe	32,489	40%	34,338	(5)%	29,796	9%
Asia	27,893	35%	44,404	(37)%	30,867	(10)%
Total	$80,342	100%	$108,145	(26)%	$81,362	(1)%

Net orders (“orders”) during the quarter were $80.3 million, a decrease of $27.8 million, or 26%, when compared with the prior-year quarter.  Declines were most notably in Asia and North America as industrial growth appears to be slowing.  Sequentially, orders were down just 1% from the trailing first quarter of 2012 as orders from Europe offset declines in Asia and North America.  The Company’s order backlog at the end of the quarter was $139 million, down from $174 million the same time last year and down from $149 million at the end of the first quarter.  The majority of backlog is expected to ship in 2012.

Outlook

Mr. Simons noted, “The long-term outlook for machine tool demand remains promising.  Nonetheless, the fragility of the global economy and the uncertainty that surrounds it would appear to be tempering near-term demand.  Order activity continues to be around the $80 million level per quarter, which implies a softer sales level for 2012 than we had originally anticipated.”

Mr. Simons concluded, “Based on our current backlog, we expect sales in the third quarter to be similar to the second quarter.  We continue to believe we will have a stronger operating margin mix of business and be able to leverage our operations to drive earnings.”

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. Eastern Time.  During the conference call and webcast, Richard L. Simons, Chairman, President and CEO, and Edward J. Gaio, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal discussion.  Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at www.hardinge.com.

The conference call can be accessed by dialing (201) 689-8560.  The listen-only audio webcast can be monitored at www.hardinge.com.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, August 16, 2012.  To listen to the archived call, dial (858) 384-5517 and enter conference ID number 396209.  Alternatively, the archive can be heard on the Company’s website at www.hardinge.com.  A transcript will also be posted to the website, once available.

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard to machine metal parts.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable equipment Hardinge produces.  With approximately 75% of its sales outside the U.S., Hardinge serves the worldwide metal working market.  Hardinge’s machine tool solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management’s current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Quarter Ended		Year to Date Ended
	June 30, (unaudited)		June 30, (unaudited)
	2012	2011	2012	2011

Net sales	$86,320	$86,656	$160,970	$160,138
Cost of sales	62,314	63,353	115,741	117,759
Gross profit	24,006	23,303	45,229	42,379
Gross profit margin	27.8%	26.9%	28.1%	26.5%

Selling, general and administrative expenses	19,081	18,993	36,714	35,666
(Gain) loss on sale of assets	(12)	7	(14)	(18)
Other expense (Income)	99	(72)	303	105
Income from operations	4,838	4,375	8,226	6,626
Operating margin	5.6%	5.0%	5.1%	4.1%

Interest expense	269	93	409	171
Interest income	(27)	(48)	(51)	(87)
Income before income taxes	4,596	4,330	7,868	6,542

Income tax expense	956	1,217	1,785	2,048
Net income	$3,640	$3,113	$6,083	$4,494

Basic and diluted earnings per share	$0.31	$0.27	$0.52	$0.39

Cash dividends declared per share	$0.02	$0.005	$0.04	$0.01

Weighted avg. shares outstanding: Basic	11,562	11,467	11,543	11,459
Weighted avg. shares outstanding: Diluted	11,600	11,495	11,578	11,486

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2012 (unaudited)	2011
Assets
Cash and cash equivalents	$16,149	$21,736
Restricted cash	4,627	4,575
Accounts receivable, net	54,287	65,909
Inventories, net	133,246	122,782
Other current assets	14,065	13,338
Total current assets	222,374	228,340

Property, plant and equipment, net	70,251	68,204
Intangible assets, net	12,507	12,765
Other non-current assets	2,402	2,360
Total non-current assets	85,160	83,329
Total assets	$307,534	$311,669

Liabilities and shareholders’ equity
Accounts payable	$34,274	$36,952
Notes payable to bank	13,020	12,969
Accrued expenses	27,114	25,103
Customer deposits	16,392	18,881
Accrued income taxes	2,278	3,480
Deferred income taxes	2,620	2,556
Current portion of long-term debt	2,493	1,548
Total current liabilities	98,191	101,489

Long-term debt	6,072	7,020
Pension and postretirement liabilities	43,294	49,310
Deferred income taxes	2,999	2,391
Other liabilities	3,432	4,436
Total non-current liabilities	55,797	63,157

Common stock ($0.01 par value, 12,472,992 issued)	125	125
Additional paid-in capital	114,254	114,369
Retained earnings	70,657	65,041
Treasury shares	(9,934)	(10,379)
Accumulated other comprehensive loss	(21,556)	(22,133)
Total shareholders’ equity	153,546	147,023
Total liabilities and shareholders’ equity	$307,534	$311,669

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements Of Cash Flows

(in thousands)

	Quarter Ended June 30, (unaudited)		Year to Date Ended June 30, (unaudited)
	2012	2011	2012	2011
Operating activities
Net income	$3,640	$3,113	$6,083	$4,494
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	1,915	1,980	3,658	3,896
Debt issuance amortization	16	26	32	52
Provision for deferred income taxes	20	(187)	1,001	(1,272)
(Gain) loss on sale of assets	(12)	7	(14)	(18)
Unrealized intercompany foreign currency transaction (gain)loss	(137)	614	290	399
Changes in operating assets and liabilities:
Accounts receivable	(2,423)	(11,369)	11,685	(13,677)
Inventories	(2,139)	(2,926)	(10,586)	(12,237)
Other assets	(245)	(1,492)	(540)	(2,571)
Accounts payable	2,658	3,276	(2,906)	4,357
Customer deposits	(3,075)	943	(2,399)	6,008
Accrued expenses	3,773	2,994	(5,732)	317
Accrued postretirement benefits	(134)	(463)	(258)	(287)
Net cash provided by (used in) operating activities	3,857	(3,484)	314	(10,539)

Investing activities
Capital expenditures	(3,251)	(4,648)	(5,364)	(9,002)
Proceeds on sale of assets	22	839	22	864
Net cash used in investing activities	(3,229)	(3,809)	(5,342)	(8,138)

Financing activities
(Repayments of) proceeds from short-term notes payable to bank	(5,730)	612	(142)	5,992
(Repayments of) proceeds from long-term debt	(314)	(155)	10	(309)
Dividends paid	(232)	(58)	(465)	(116)
Other financing activities	22	27	9	47
Net cash (used in) provided by financing activities	(6,254)	426	(588)	5,614

Effect of exchange rate changes on cash	(431)	623	29	819
Net decrease in cash	(6,057)	(6,244)	(5,587)	(12,244)
Cash and cash equivalents at beginning of year	22,206	24,945	21,736	30,945
Cash and cash equivalents at end of year	$16,149	$18,701	$16,149	$18,701

HARDINGE INC. AND SUBSIDIARIES

Reconciliation of Net Income to EBITDA

(in thousands)

The following table provides a reconciliation of the Company’s reported net income to EBITDA for the second quarter and year to date ended June 30, 2012 and 2011, respectively:

	Quarter Ended			Year to Date Ended
	June 30,			June 30,
	2012	2011	$ Change	2012	2011	$ Change

GAAP net income	$3,640	$3,113	$527	$6,083	$4,494	$1,589

Plus: Interest expense, net	242	45	197	358	84	274

Income tax expense	956	1,217	(261)	1,785	2,048	(263)

Depreciation and amortization	1,915	1,980	(65)	3,658	3,896	(238)

EBITDA (1)	$6,753	$6,355	$398	$11,884	$10,522	$1,362

(1)   EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business. We believe that monitoring EBITDA along with our GAAP results and the accompanying reconciliation provides additional information that is useful to gain an understanding of the factors and trends affecting our business.